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                                                                      EXHIBIT 21

                       NEW CENTURY FINANCIAL CORPORATION

                          SUBSIDIARIES OF REGISTRANT


                                               State or other Jurisdiction
     Name                                      of Incorporation
     ----                                      ----------------

     New Century Mortgage Corporation          California
       (also doing business as New Century
       Corporation and Century Mortgage
       Corporation)
         NC Capital Corporation                California
            NC Residual II Corporation         Delaware
         New Century R.E.O. Corp.              California
         NC Residual Corporation               Delaware
     PWF Corporation                           California
       (also doing business as Primewest
       Funding and Western Capital Mortgage)